Exhibit 1.01
Entegris, Inc.
Conflict Minerals Report
For the reporting period from January 1, 2015 to December 31, 2015
1    Introduction
This Conflict Minerals Report (the “Report”) of Entegris, Inc. (herein referred to as the “Company”, “we”, “us”, or “our”) has been prepared pursuant to Rule 13p-1 and Form SD (the “Rule”) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the reporting period from January 1, 2015 to December 31, 2015.
The Rule was adopted by the Securities and Exchange Commission (the “SEC”) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.
The Rule requires disclosure of certain information when a company manufactures or contracts to manufacture products and the minerals specified in the Rule are necessary to the functionality or production of those products. “Conflict Minerals” are defined as cassiterite, columbite-tantalite (coltan), wolframite, gold and their derivatives, which are limited to tin, tantalum, tungsten, and gold (“3TG”). These requirements apply to registrants whatever the geographic origin of the Conflict Minerals and whether or not they fund armed conflict. The “Covered Countries” for the purposes of the Rule and this Report are the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola.
If any Conflict Minerals are necessary to the functionality or production of a product manufactured by the registrant or contracted by the registrant to be manufactured and are required to be reported in the calendar year covered by the Specialized Disclosure Report on Form SD (the “Form SD”), the registrant must conduct in good faith a reasonable country of origin inquiry (“RCOI”) regarding those Conflict Minerals that is reasonably designed to determine whether any of the Conflict Minerals originated in the Covered Countries or are from recycled or scrap sources.
Based on its RCOI, if the registrant knows that any of its necessary Conflict Minerals originated in the Covered Countries and are not from recycled or scrap sources, or has reason to believe that its necessary Conflict Minerals may have originated in the Covered Countries and has reason to believe that they may not be from recycled or scrap sources, the registrant must exercise due diligence on the source and chain of custody of its conflict mineral that conforms to a nationally or internationally recognized due diligence framework. If, as a result of that due diligence, the registrant is unable to determine that its Conflict Minerals did not originate in the Covered Countries or the registrant determines that its conflict minerals did come from recycled or scrap sources, the registrant must annually file a Report as an exhibit to its Form SD that includes a description of its due diligence measures on the source and chain of those Conflict Minerals.
This Report has not been audited.
Certain information contained in this Report may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current management expectations only as of the date of the Form SD to which this Report is an Exhibit, and involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Statements that include such words as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “may,” “will,” “should” or the negative thereof and similar expressions as they relate to the Company or our management are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These risks include but are not limited to, our ability to successfully implement the steps indicated in the “Additional Risk Mitigation Steps” section of this Report, our ability to implement such steps in the anticipated timeframe, and other factors. Except as required under the federal securities laws and the rules and regulations of the SEC, we undertake no obligation to update publicly any forward-looking statements contained herein.
1.1    Company Overview
The Company is a worldwide developer, manufacturer and supplier of yield-enhancing materials and solutions for advanced manufacturing processes in the semiconductor and other high-technology industries.
The Company offers a diverse product portfolio which includes more than 20,000 standard and customized products that it believes provide the most comprehensive offering of contamination control solutions and microenvironment products and services to maintain the purity and integrity of critical materials used by the semiconductor and other high-technology industries.
The Company designs, manufactures and markets its products through two business segments.
Critical Materials Handling: Our Critical Materials Handling segment offers a wide range of products that purify, monitor and deliver critical liquids and gases to the semiconductor manufacturing process and similar manufacturing processes as well as microenvironment products to preserve the integrity of wafers, reticles and electronic components at various stages of transport, processing and storage and materials, components and services to a wide range of customers in the semiconductor industry and in adjacent and unrelated industries. Critical Materials Handling products and subsystems include high-purity materials packaging, fluid handling and dispensing systems and liquid filters as well as microenvironment products that protect critical substrates such as wafers during shipping and manufacturing. Our Critical Materials Handling segment also provides specialized graphite and components and specialty coatings for high-temperature applications.
Electronic Materials: Our Electronic Materials segment offers a wide range of materials and materials delivery systems to support the advanced semiconductor manufacturing processes. Electronic Materials products consist of specialized chemistries and performance materials, gas microcontamination control systems and components, and sub-atmospheric pressure gas delivery systems for the safe and efficient handling of hazardous gases to semiconductor process equipment.
Our products and materials are used to manufacture semiconductors, micro-electromechanical systems, flat panel displays, light emitting diodes or “LEDs”, high-purity chemicals, such as photoresists, solar cells, gas lasers, optical and magnetic storage devices, and critical components for aerospace, glass manufacturing and biomedical applications.
3TG’s are used in the Company’s business units which utilize the following components: sensors, monitors, valves, control modules, displays, pressure transducers, flow controllers, printed circuit boards, printed wire board, and cables. Tin (primarily in tin-based solder) and gold (in electronic components) are the predominant materials in use, while tantalum is reported on a minimal level, and tungsten is mainly found in tungsten impregnated graphite.
In February 2014, the Company adopted a policy relating to Conflict Minerals (the “Conflict Minerals Policy”) incorporating the standards set forth in the then current version of the Organization for Economic Cooperation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Materials from Conflict-Affected and High Risk Areas and the related Supplements for 3TG (the “OECD

Guidance”). Our Conflict Minerals Policy can be found on our website at http://www.entegris.com/ConflictMinerals.aspx
1.2    Supply Chain
As a developer, manufacturer and supplier of products and materials to semiconductor and other high-technology industries, the Company is several levels removed from the mining and refining of 3TG’s.
The Company does not make purchases of raw ore or unrefined 3TG’s and makes no direct purchases in the Covered Countries. As a result, we rely on our direct suppliers to provide information on the origin of 3TG’s that may be contained in components and materials supplied to us.
In the course of negotiating new supply agreements or renewals of existing supply agreements, members of our procurement organization discuss the requirements of the Rule and Conflict Minerals disclosure process with suppliers to increase awareness and to educate our suppliers on the Rule’s requirement for cooperation and reporting from sub-suppliers.
We are committed to compliance with the Rule and working toward avoiding the use of 3TG’s that directly or indirectly finance or benefit armed groups in the Covered Countries. If we become aware of a supplier whose supply chain includes minerals that are not conflict free, we will take appropriates steps to address the situation in a timely manner, including reassessment of the supplier relationship. We expect our suppliers to take similar measures with their suppliers.
2    Reasonable Country of Origin Inquiry Program
The Company conducted a RCOI regarding the 3TG’s in materials, components and finished goods supplied to the Company, including the steps detailed below.
Utilizing version 4.01 of Conflict Free Sourcing Initiative’s Conflict Minerals Reporting Template (“CMRT”), the Company identified 471 suppliers that supply products potentially containing 3TG’s and engaged with such suppliers to collect information regarding the presence and sourcing of 3TG in its products.
The conflict minerals team risk-stratified the Company’s list of suppliers that supply products potentially containing 3TG’s to identify the suppliers that constitute the top 80% of total spend with suppliers of in-scope products and focused direct Company engagement efforts toward suppliers within this group. The Company had an overall response rate from surveyed suppliers of 38%.
The Company, through our third-party compliance partner, Assent Compliance Inc. (“Assent”), followed up with all unresponsive suppliers via both automated and individual emails, offering assistance and further information to suppliers about the requirements of the Rule and its requirements. If, after these outreach efforts, a supplier still did not respond to the survey, the Company’s relevant supplier relationship managers were asked to contact those suppliers directly for a response.
The Company, through our third-party compliance partner, Assent, utilized certain software which automated data validation on all submitted CMRTs. The goal of data validation is to increase the accuracy of submissions and identify any contradictory answers in the CMRT. All submitted forms are accepted and classified as valid or invalid so that, in either event, data is retained. Suppliers were contacted in regards to invalid forms and were encouraged to resubmit a valid form. As of May 15, 2016, we still had 44 invalid supplier submissions that were not yet corrected.
For suppliers that responded that the materials or goods they supplied to the Company did not contain 3TG’s, the Company’s relevant supplier relationship managers and product stewards were asked to verify the responses, and only after such verification were those suppliers removed from the survey process.

Of those suppliers that responded indicating that they provide products containing 3TG’s to the Company, many did not include the name of any verified smelters or refiners. Based on the responses received from the Company’s RCOI, a list was compiled of 320 verified unique smelters and refiners, including information regarding associated countries of origin (the “unique smelter list”). The Company performed due diligence on the smelters and refiners listed on the unique smelter list that were known or reasonably believed to have sourced from the Covered Countries or that had unknown sourcing.
2.1    Reasonable Country of Origin Inquiry Results
On the basis of the responses to our RCOI, the Company is unable to determine that 3TG’s necessary to the functionality or production of our products did not originate in the Covered Countries. Accordingly, the Company undertook the measures described below to assess the due diligence practices of the smelters and refiners listed on its unique smelter list that were known or reasonably believed to have sourced from the DRC or that had unknown sourcing.
3    Due Diligence
3.1    Design of Due Diligence
We established a Conflict Minerals compliance program that is designed to conform, in all material respects, to the framework in the OECD Guidance.
3.1.1    Establish Strong Company Management System Internal Team
The Company has established a management system with respect to the Rule and the obligations thereof. Our management system includes a cross-functional team, the conflict minerals team, which is sponsored by the Chief Financial Officer. Members of the conflict minerals team include representatives from Environmental, Health and Safety (“EHS”), Procurement, Product Stewardship, Finance, Law and Internal Audit departments. The conflict minerals team is responsible for implementing our conflict minerals compliance strategy and is led by the Global Director of EHS who acts as the conflict minerals coordinator. Senior management is briefed about the results of the conflict minerals team’s progress and due diligence efforts on a regular basis.
As described above, in February 2014, the Company adopted the Conflict Minerals Policy incorporating the standards set forth in the then current version of the OECD Guidance. Our Conflict Minerals Policy can be found on our website at http://www.entegris.com/ConflictMinerals.aspx
Control Systems
While a portion of our direct suppliers are also Exchange Act registered companies which are subject to and knowledgeable about the Rule, we also have many other suppliers and distributors that are not registered companies that require additional training to understand the requirements of the Rule.
We do not typically have direct relationships with 3TG smelters and refiners. However, through associations like National Association of Environmental Managers (“NAEM”), Semiconductor Equipment and Materials International (“SEMI”) and Electronic Industry Citizenship Coalition (“EICC”), we attempt to mitigate the risk of using Conflict Minerals that benefit armed groups in our supply chain by actively monitoring best practices used by other manufacturers in the semiconductor and high technology sectors and participate in a number of industry-wide initiatives. Additionally, in 2015, the Company engaged Assent to further implement Conflict Mineral survey, outreach and tracking best practices.
Internal controls include our on-going initiative of integrating Conflict Minerals related provisions in our supply agreements that require disclosure of 3TG’s and Conflict Minerals.
Supplier Engagement

In accordance with the OECD requirement to strengthen engagement with suppliers, we have made reasonable inquiries to direct suppliers to obtain 3TG data, provided them with requirements of our Conflict Minerals Policy and informed them as to where they may find additional information on the requirements relating to conflict minerals disclosure.
Additionally, as identified earlier, our procurement organization continues to integrate Conflict Minerals related requirements language into new supply agreements or renewals of existing supply agreements during the course of negotiations. Accordingly, we are continuing our attempts to identify risks before entering into such agreements, so that steps can be taken to confirm suppliers have implemented processes to identify the origin of 3TG’s.
Maintain Records
As part of our EHS Management System, we have developed a record retention requirement for information relating to the management of our Conflict Minerals compliance process. All relevant records will be retained for a period of 5 years.
Grievance Mechanism
Our Code of Business Ethics, which is available on our website at http://investor.entegris.com/governance.cfm, provides details about our grievance mechanisms, such as the details of our dedicated mailbox and hotline, whereby violations of our policies, including our Conflict Minerals Policy, may be reported.
In addition, the Company has established a monitored email account, with the address of supplier.whistleblowing@Entegris.com, and has notified its suppliers of such email address, so that suppliers may provide information regarding Conflict Minerals compliance issues.
3.1.2    Identify and Assess Risk in the Supply Chain
Because of our size, the complexity of our products, and the depth, breadth, and constant evolution of our supply chain, it is difficult for us to identify actors upstream from our direct suppliers.

We have identified over 1,100 direct suppliers. We rely on suppliers whose materials or components contain 3TG’s to provide us with information about the source of 3TG’s contained in those materials or components. Our direct suppliers similarly rely upon information provided by their suppliers. Many of the largest suppliers either are Exchange Act registrants and subject to the Rule or are suppliers to other Exchange Act registrants that are subject to the Rule.

In accordance with OECD Guidelines, it is important to understand risk levels associated with Conflict Minerals in the supply chain. Smelters that are not certified by third party sources, such as the Conflict-Free Sourcing Initiative (“CFSI”) or the London Bullion Market Association (“LBMA”) Responsible Gold Program as DRC-Conflict Free, pose a significant Conflict Minerals risk. Where a smelter is not certified by third party sources as “Conflict Free”, we rate the risk as High, Medium or Low. This rating is based on various factors, including whether the smelter/refiner has been identified as a valid smelter/refiner and has an associated Smelter Identification Number (under the CFSI, this is known as a CID), and the smelter’s geographic location, including proximity to the Covered Countries.

We calculate supplier risk based on the chances that a supplier provides 3TG’s that may come from sources that directly or indirectly finance or benefit armed groups in the Covered Countries. The value of this risk is calculated based on the risk ratings of the smelters declared by that supplier on their CMRT.

Additionally, suppliers are evaluated on Conflict Minerals program strength (further assisting in identifying risk in the supply chain). Evaluating and tracking the strength of such Conflict Minerals program can assist in making key risk mitigation decisions as the program progresses. The criteria used to evaluate the strength of the supplier’s Conflict Minerals program are:

•	Does the supplier have a Conflict Minerals policy in place that prohibits the procurement of 3TG’s from sources that directly or indirectly finance or benefit armed groups in the Covered Countries?

•	Has the supplier implemented due diligence measures to implement such policy?

•	Does the supplier verify due diligence information received from its suppliers?

•	Does the supplier’s verification process include corrective action management?
Based on a supplier’s answer to the above criteria, the supplier’s Conflict Minerals program will be ranked as either strong or weak.
As part of our risk management plan and to ensure suppliers understand our expectations, we have, through Assent Compliance, provided video and written training on Conflict Minerals and the CMRT. This includes instructions on completing the form and one-on-one email and phone discussions with supplier personnel.
In accordance with our Conflict Minerals Policy, we engage any of our suppliers whom we have reason to believe are supplying us with 3TG’s from sources that may directly or indirectly finance or benefit armed groups in the Covered Countries to establish an alternative source of 3TG’s that does not support such conflict, as provided in the OECD guidance. If we are not satisfied with the results, we may take steps to terminate the contract or relationship and find replacement suppliers.
Tracing materials back to their mine of origin is a complex aspect of responsible sourcing in our supply chain. We have determined that seeking information about 3TG smelters and refiners in our supply chain represents the most reasonable effort we can make to determine the mines or locations of origin of the 3TG’s in our supply chain. This was done by adopting methodology outlined by the CFSI’s joint industry programs and outreach initiatives and requiring our suppliers to conform with the same standards to meet the OECD Guidelines, and report to us using the CMRT. Through this industry joint effort, we made reasonable determination of the mines or locations of origin of the 3TG’s in our supply chain. We also requested that all of our suppliers support the initiative by following the sourcing initiative and working to align their declared sources with the lists of sourced metals certified by third party sources as “Known” and “Conflict Free”.
3.1.3    Design and Implement a Strategy to Respond to Risks
The Company has developed and continues to use a risk management approach to implement due diligence activities concerning 3TG’s and the potential presence of Conflict Minerals.
Updates are provided to senior management on a regular basis.
As described above, we monitored several organizations including, but not limited to, NAEM, SEMI, and the EICC-GeSI Conflict Free Sourcing Initiative to validate supplier data and keep current on industry and regulatory changes.
Our current strategy to respond to supply chain risks, as described in our Conflict Minerals Policy, is that if we become aware of a supplier whose supply chain includes 3TG’s that are not conflict free, we will take appropriate steps to address the situation in a timely manner, including supplier education and/or reassessment of the supplier relationship. To date, we have found no instances where it was necessary to terminate a contract or find a replacement material or supplier.
If suppliers did not provide information as requested, or the data did not appear to be reliable or was conflicting, the conflict minerals team developed a plan to send additional communications, offered additional education, or we had our procurement organization engage with the supplier.
3.1.4    Third-Party Audit of Supply Chain Due Diligence
As a downstream purchaser of Conflict Minerals, our due diligence process is based on the necessity of relying on data obtained from our direct suppliers. We also rely on information collected and provided by other external audit programs. As such, we have not conducted third- party audits of any smelters or refiners.
3.1.5    Report on Supply Chain Due Diligence
This Conflict Minerals Report is on file with the SEC and is publicly available on our web site at http://www.entegris.com/ConflictMinerals.aspx.
3.2    Due Diligence Results
The large majority of the responses we received from the supplier survey provided data at a company or divisional level or were unable to specify the smelters or refiners used for components supplied to us. We are therefore unable to determine whether the 3TG’s reported by the suppliers were contained in components or parts supplied to us. Furthermore, suppliers did not always provide smelter lists nor were the smelter lists consistently completed with smelter identification numbers, and therefore we were unable to validate that any of these smelters or refiners are actually in our supply chain.
The current efforts focus on gathering smelter information via the CMRT and, as the program progresses, requiring full completion of all necessary smelter identification information which will enable the validation and disclosure of the smelters as well as the tracing of 3TG’s to their location of origin. Seeking information about 3TG smelters and refiners in our supply chain represents the most reasonable effort we can make to determine the mines or locations of origin of 3TG’s in our supply chain.
Certain of the responses provided by suppliers to the CMRT did include the names of facilities listed by the suppliers as smelters or refiners. We do not typically have a direct relationship with 3TG smelters and refiners and do not perform or direct audits of these entities within our supply chain. Assent Compliance, our third-party compliance partner, compared these facilities listed in the responses to the list of smelters maintained by the CFSI and the LBMA and, if a supplier indicated that the facility was certified as “Conflict-Free”, Assent Compliance confirmed that the facility was, in fact, listed by CFSI.
As of May 15, 2016, we have validated 320 smelters or refiners and are working to validate the additional smelter and refiner entries from the submitted CMRTs. The table set forth on Schedule 1 to this CMR lists the valid smelters identified by suppliers we surveyed. Not all of these facilities have necessarily processed 3TG’s contained in our products covered by this Conflict Minerals Report. This is because our suppliers generally provided information via the CMRT at the company or divisional level, and generally did not limit their CMRT responses to information relating to 3TG’s in specific products supplied to us.
Based on the information provided by our suppliers in their CMRT’s, we are aware that there are 214 smelters that are certified by a third party as “Conflict-Free”, and a number of other smelters are active in the CFSP third-party audit process. Many suppliers are still unable to provide the smelters or refiners used for materials supplied to us. Furthermore, many of the responses provided at the company or division level indicated an “unknown” status in terms of determining the origin of 3TG’s.

Based on our due diligence, the products that we manufacture or contract to manufacture which contain 3TG’s are classified as “DRC conflict undeterminable” in 2015 as information on sources remains incomplete at this time.
4    Additional Risk Mitigation Steps
In keeping with our commitment to continual improvement, our Internal Audit team performed a review of our internal program in the first quarter of 2016. Observations and recommendations have been reviewed by the conflict minerals team for applicability and further implementation, if appropriate.
The Company intends to take the following steps to improve RCOI and due diligence conducted to further identify and mitigate the risk that our products contain Conflict Minerals from sources that support conflict in the Covered Countries:

a)	Further collaboration with our third-party compliance partner, Assent, to raise supplier survey response rates, as well as implement best practice supplier education and engagement initiatives.

b)	Receive a response rate from our suppliers of at least 50%.

c)	Include Conflict Minerals flow-down clauses in new or renewed supplier contracts.

d)	Expand, as necessary, the number of suppliers requested to supply 3TG information.

e)	Engage, as needed, with suppliers and direct them to training resources to increase knowledge, response rates, and improve the reliability of responses.

f)	Make the grievance system more highly visible to suppliers and customers.

g)
Continue to engage any of our suppliers found to be supplying us with 3TG’s from sources that support conflict in the Covered Countries and, if necessary, establish an alternative source that does not support such conflict.

h)	Continue to monitor the OECD and relevant trade associations to incorporate best practices to improve our processes and leverage our supply chain in accordance with OECD Guidance.

i)	Investigate and act on recommendations from the internal audit process.

Schedule 1

Metal	Standard Smelter Name	Smelter Facility Location	Certified by a third party as being a “Conflict Free” smelter/refiner
Gold	Advanced Chemical Company	UNITED STATES
Gold	Aida Chemical Industries Co., Ltd.	JAPAN	Yes
Gold	Aktyubinsk Copper Company TOO	KAZAKHSTAN
Gold	Al Etihad Gold Refinery DMCC	UNITED ARAB EMIRATES
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY	Yes
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN
Gold	AngloGold Ashanti Córrego do Sítio Mineração	BRAZIL	Yes
Gold	Argor-Heraeus SA	SWITZERLAND	Yes
Gold	Asahi Pretec Corporation	JAPAN	Yes
Gold	Asahi Refining Canada Limited	CANADA	Yes
Gold	Asahi Refining USA Inc.	UNITED STATES	Yes
Gold	Asaka Riken Co., Ltd.	JAPAN	Yes
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY

Gold	Aurubis AG	GERMANY	Yes
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES	Yes
Gold	Bauer Walser AG	GERMANY
Gold	Boliden AB	SWEDEN	Yes
Gold	C. Hafner GmbH + Co. KG	GERMANY	Yes
Gold	Caridad	MEXICO
Gold	CCR Refinery - Glencore Canada Corporation	CANADA	Yes
Gold	Cendres + Métaux SA	SWITZERLAND
Gold	Chimet S.p.A.	ITALY	Yes
Gold	Chugai Mining	JAPAN
Gold	Daejin Indus Co., Ltd.	KOREA, REPUBLIC OF
Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA
Gold	Do Sung Corporation	KOREA, REPUBLIC OF
Gold	DODUCO GmbH	GERMANY	Yes
Gold	Dowa	JAPAN	Yes
Gold	Eco-System Recycling Co., Ltd.	JAPAN	Yes
Gold	Elemetal Refining, LLC	UNITED STATES	Yes
Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES	Yes
Gold	Faggi Enrico S.p.A.	ITALY
Gold	Fidelity Printers and Refiners Ltd.	ZIMBABWE
Gold	Gansu Seemine Material Hi-Tech Co., Ltd.	CHINA
Gold	Geib Refining Corporation	UNITED STATES
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CHINA
Gold	Guangdong Jinding Gold Limited	CHINA
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CHINA
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA
Gold	Heimerle + Meule GmbH	GERMANY	Yes
Gold	Heraeus Ltd. Hong Kong	CHINA	Yes
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY	Yes
Gold	Hunan Chenzhou Mining Co., Ltd.	CHINA
Gold	Hwasung CJ Co., Ltd.	KOREA, REPUBLIC OF
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	CHINA	Yes
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN	Yes
Gold	Istanbul Gold Refinery	TURKEY	Yes
Gold	Japan Mint	JAPAN	Yes
Gold	Jiangxi Copper Company Limited	CHINA	Yes
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION	Yes
Gold	JSC Uralelectromed	RUSSIAN FEDERATION	Yes
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN	Yes
Gold	Kaloti Precious Metals	UNITED ARAB EMIRATES
Gold	Kazakhmys Smelting LLC	KAZAKHSTAN
Gold	Kazzinc	KAZAKHSTAN	Yes
Gold	Kennecott Utah Copper LLC	UNITED STATES	Yes
Gold	KGHM Polska MiedŸ Spó³ka Akcyjna	POLAND
Gold	Kojima Chemicals Co., Ltd.	JAPAN	Yes

Gold	Korea Metal Co., Ltd.	KOREA, REPUBLIC OF
Gold	Korea Zinc Co. Ltd.	KOREA, REPUBLIC OF
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN
Gold	L' azurde Company For Jewelry	SAUDI ARABIA
Gold	Lingbao Gold Company Limited	CHINA
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CHINA
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF	Yes
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CHINA
Gold	Materion	UNITED STATES	Yes
Gold	Matsuda Sangyo Co., Ltd.	JAPAN	Yes
Gold	Metahub Industries Sdn. Bhd.	MALAYSIA
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA	Yes
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE	Yes
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA
Gold	Metalor Technologies SA	SWITZERLAND	Yes
Gold	Metalor USA Refining Corporation	UNITED STATES	Yes
Gold	METALÚRGICA MET-MEX PEÑOLES, S.A. DE C.V	MEXICO	Yes
Gold	Mitsubishi Materials Corporation	JAPAN	Yes
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN	Yes
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA	Yes
Gold	Morris and Watson	NEW ZEALAND
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION	Yes
Gold	Nadir Metal Rafineri San. Ve Tic. A.ª.	TURKEY	Yes
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN
Gold	Nihon Material Co., Ltd.	JAPAN	Yes
Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA	Yes
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN	Yes
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	RUSSIAN FEDERATION	Yes
Gold	OJSC Kolyma Refinery	RUSSIAN FEDERATION
Gold	OJSC Novosibirsk Refinery	RUSSIAN FEDERATION	Yes
Gold	PAMP SA	SWITZERLAND	Yes
Gold	Penglai Penggang Gold Industry Co., Ltd.	CHINA
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION	Yes
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA	Yes
Gold	PX Précinox SA	SWITZERLAND	Yes
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA	Yes
Gold	Republic Metals Corporation	UNITED STATES	Yes
Gold	Royal Canadian Mint	CANADA	Yes
Gold	SAAMP	FRANCE
Gold	Sabin Metal Corp.	UNITED STATES
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF
Gold	SAMWON Metals Corp.	KOREA, REPUBLIC OF
Gold	SAXONIA Edelmetalle GmbH	GERMANY
Gold	Schone Edelmetaal B.V.	NETHERLANDS	Yes
Gold	SEMPSA Joyería Platería SA	SPAIN	Yes

Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHINA
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA	Yes
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA	Yes
Gold	Singway Technology Co., Ltd.	TAIWAN	Yes
Gold	So Accurate Group, Inc.	UNITED STATES
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION	Yes
Gold	Solar Applied Materials Technology Corp.	TAIWAN	Yes
Gold	Sudan Gold Refinery	SUDAN
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN	Yes
Gold	T.C.A S.p.A	ITALY	Yes
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN	Yes
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA	Yes
Gold	Tokuriki Honten Co., Ltd.	JAPAN	Yes
Gold	Tongling Nonferrous Metals Group Co., Ltd.	CHINA
Gold	Tony Goetz NV	BELGIUM
Gold	Torecom	KOREA, REPUBLIC OF
Gold	Umicore Brasil Ltda.	BRAZIL	Yes
Gold	Umicore Precious Metals Thailand	THAILAND	Yes
Gold	Umicore SA Business Unit Precious Metals Refining	BELGIUM	Yes
Gold	United Precious Metal Refining, Inc.	UNITED STATES	Yes
Gold	Valcambi SA	SWITZERLAND	Yes
Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA	Yes
Gold	WIELAND Edelmetalle GmbH	GERMANY
Gold	Yamamoto Precious Metal Co., Ltd.	JAPAN	Yes
Gold	Yokohama Metal Co., Ltd.	JAPAN	Yes
Gold	Yunnan Copper Industry Co., Ltd.	CHINA
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	Yes
Gold	Zijin Mining Group Co., Ltd. Gold Refinery	CHINA	Yes
Tantalum	Avon Specialty Metals Ltd	UNITED KINGDOM
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA	Yes
Tantalum	Conghua Tantalum and Niobium Smeltry	CHINA	Yes
Tantalum	D Block Metals, LLC	UNITED STATES	Yes
Tantalum	Duoluoshan	CHINA	Yes
Tantalum	E.S.R. Electronics	UNITED STATES
Tantalum	Exotech Inc.	UNITED STATES	Yes
Tantalum	F&X Electro-Materials Ltd.	CHINA	Yes
Tantalum	FIR Metals & Resource Ltd.	CHINA	Yes
Tantalum	Global Advanced Metals Aizu	JAPAN	Yes
Tantalum	Global Advanced Metals Boyertown	UNITED STATES	Yes
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CHINA	Yes
Tantalum	Guizhou Zhenhua Xinyun Technology Ltd., Kaili branch	CHINA
Tantalum	H.C. Starck Co., Ltd.	THAILAND	Yes
Tantalum	H.C. Starck GmbH Goslar	GERMANY	Yes
Tantalum	H.C. Starck GmbH Laufenburg	GERMANY	Yes
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY	Yes
Tantalum	H.C. Starck Inc.	UNITED STATES	Yes

Tantalum	H.C. Starck Ltd.	JAPAN	Yes
Tantalum	H.C. Starck Smelting GmbH & Co.KG	GERMANY	Yes
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA	Yes
Tantalum	Hi-Temp Specialty Metals, Inc.	UNITED STATES	Yes
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA	Yes
Tantalum	Jiangxi Tuohong New Raw Material	CHINA	Yes
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA	Yes
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA	Yes
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA	Yes
Tantalum	KEMET Blue Metals	MEXICO	Yes
Tantalum	KEMET Blue Powder	UNITED STATES	Yes
Tantalum	King-Tan Tantalum Industry Ltd.	CHINA	Yes
Tantalum	LSM Brasil S.A.	BRAZIL	Yes
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA	Yes
Tantalum	Mineração Taboca S.A.	BRAZIL	Yes
Tantalum	Mitsui Mining & Smelting	JAPAN	Yes
Tantalum	Molycorp Silmet A.S.	ESTONIA	Yes
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	Yes
Tantalum	Plansee SE Liezen	AUSTRIA	Yes
Tantalum	Plansee SE Reutte	AUSTRIA	Yes
Tantalum	QuantumClean	UNITED STATES	Yes
Tantalum	Resind Indústria e Comércio Ltda.	BRAZIL	Yes
Tantalum	RFH Tantalum Smeltry Co., Ltd.	CHINA	Yes
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION	Yes
Tantalum	Taki Chemicals	JAPAN	Yes
Tantalum	Telex Metals	UNITED STATES	Yes
Tantalum	Tranzact, Inc.	UNITED STATES	Yes
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN	Yes
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA	Yes
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	CHINA	Yes
Tantalum	Zhuzhou Cemented Carbide	CHINA	Yes
Tin	Alpha	UNITED STATES	Yes
Tin	An Thai Minerals Company Limited	VIETNAM
Tin	An Vinh Joint Stock Mineral Processing Company	VIETNAM
Tin	Chenzhou Yun Xiang mining limited liability company	CHINA
Tin	China Tin Group Co., Ltd.	CHINA	Yes
Tin	CNMC (Guangxi) PGMA Co., Ltd.	CHINA
Tin	Cooperativa Metalurgica de Rondônia Ltda.	BRAZIL	Yes
Tin	CV Ayi Jaya	INDONESIA	Yes
Tin	CV Dua Sekawan	INDONESIA
Tin	CV Gita Pesona	INDONESIA	Yes
Tin	CV Serumpun Sebalai	INDONESIA	Yes
Tin	CV Tiga Sekawan	INDONESIA
Tin	CV United Smelting	INDONESIA	Yes
Tin	CV Venus Inti Perkasa	INDONESIA	Yes
Tin	Dowa	JAPAN	Yes
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	VIETNAM

Tin	Elmet S.L.U. (Metallo Group)	SPAIN	Yes
Tin	EM Vinto	BOLIVIA	Yes
Tin	Estanho de Rondônia S.A.	BRAZIL
Tin	Feinhütte Halsbrücke GmbH	GERMANY
Tin	Fenix Metals	POLAND	Yes
Tin	Gejiu Fengming Metalurgy Chemical Plant	CHINA
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA	Yes
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	CHINA
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA
Tin	Huichang Jinshunda Tin Co., Ltd.	CHINA
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	CHINA	Yes
Tin	Linwu Xianggui Ore Smelting Co., Ltd.	CHINA
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL	Yes
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	Yes
Tin	Melt Metais e Ligas S/A	BRAZIL	Yes
Tin	Metahub Industries Sdn. Bhd.	MALAYSIA
Tin	Metallic Resources, Inc.	UNITED STATES	Yes
Tin	Metallo-Chimique N.V.	BELGIUM	Yes
Tin	Mineração Taboca S.A.	BRAZIL	Yes
Tin	Minsur	PERU	Yes
Tin	Mitsubishi Materials Corporation	JAPAN	Yes
Tin	Nankang Nanshan Tin Manufactory Co., Ltd.	CHINA
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIETNAM
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND	Yes
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES	Yes
Tin	Operaciones Metalurgical S.A.	BOLIVIA	Yes
Tin	Phoenix Metal Ltd.	RWANDA
Tin	PT Alam Lestari Kencana	INDONESIA
Tin	PT Aries Kencana Sejahtera	INDONESIA	Yes
Tin	PT Artha Cipta Langgeng	INDONESIA	Yes
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA	Yes
Tin	PT Babel Inti Perkasa	INDONESIA	Yes
Tin	PT Bangka Kudai Tin	INDONESIA
Tin	PT Bangka Prima Tin	INDONESIA	Yes
Tin	PT Bangka Timah Utama Sejahtera	INDONESIA
Tin	PT Bangka Tin Industry	INDONESIA	Yes
Tin	PT Belitung Industri Sejahtera	INDONESIA	Yes
Tin	PT BilliTin Makmur Lestari	INDONESIA	Yes
Tin	PT Bukit Timah	INDONESIA	Yes
Tin	PT Cipta Persada Mulia	INDONESIA	Yes
Tin	PT DS Jaya Abadi	INDONESIA	Yes
Tin	PT Eunindo Usaha Mandiri	INDONESIA	Yes
Tin	PT Fang Di MulTindo	INDONESIA
Tin	PT Inti Stania Prima	INDONESIA	Yes
Tin	PT Justindo	INDONESIA	Yes
Tin	PT Karimun Mining	INDONESIA

Tin	PT Kijang Jaya Mandiri	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA	Yes
Tin	PT Panca Mega Persada	INDONESIA	Yes
Tin	PT Pelat Timah Nusantara Tbk	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA	Yes
Tin	PT Refined Bangka Tin	INDONESIA	Yes
Tin	PT Sariwiguna Binasentosa	INDONESIA	Yes
Tin	PT Seirama Tin Investment	INDONESIA
Tin	PT Stanindo Inti Perkasa	INDONESIA	Yes
Tin	PT Sukses Inti Makmur	INDONESIA	Yes
Tin	PT Sumber Jaya Indah	INDONESIA	Yes
Tin	PT Timah (Persero) Tbk Kundur	INDONESIA	Yes
Tin	PT Timah (Persero) Tbk Mentok	INDONESIA	Yes
Tin	PT Tinindo Inter Nusa	INDONESIA	Yes
Tin	PT Tirus Putra Mandiri	INDONESIA
Tin	PT Tommy Utama	INDONESIA	Yes
Tin	PT Wahana Perkit Jaya	INDONESIA	Yes
Tin	Resind Indústria e Comércio Ltda.	BRAZIL	Yes
Tin	Rui Da Hung	TAIWAN	Yes
Tin	Soft Metais Ltda.	BRAZIL	Yes
Tin	Thaisarco	THAILAND	Yes
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIETNAM
Tin	VQB Mineral and Trading Group JSC	VIETNAM	Yes
Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL	Yes
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Tin	Yunnan Tin Group (Holding) Company Limited	CHINA	Yes
Tungsten	A.L.M.T. TUNGSTEN Corp.	JAPAN	Yes
Tungsten	ACL Metais Eireli	BRAZIL
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIETNAM	Yes
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA	Yes
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA	Yes
Tungsten	Dayu Jincheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	CHINA
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA	Yes
Tungsten	Ganxian Shirui New Material Co., Ltd.	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA	Yes
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA	Yes
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA	Yes
Tungsten	Ganzhou Yatai Tungsten Co., Ltd.	CHINA	Yes
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES	Yes
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA	Yes
Tungsten	H.C. Starck GmbH	GERMANY	Yes
Tungsten	H.C. Starck Smelting GmbH & Co.KG	GERMANY	Yes
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA	Yes
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CHINA
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Yanglin	CHINA
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA	Yes

Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION	Yes
Tungsten	Japan New Metals Co., Ltd.	JAPAN	Yes
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA
Tungsten	Jiangxi Dayu Longxintai Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA	Yes
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	CHINA
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	CHINA	Yes
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA
Tungsten	Kennametal Fallon	UNITED STATES
Tungsten	Kennametal Huntsville	UNITED STATES	Yes
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA	Yes
Tungsten	Moliren Ltd	RUSSIAN FEDERATION
Tungsten	Niagara Refining LLC	UNITED STATES	Yes
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	VIETNAM	Yes
Tungsten	Philippine Chuangin Industrial Co., Inc.	PHILIPPINES	Yes
Tungsten	Pobedit, JSC	RUSSIAN FEDERATION
Tungsten	Sanher Tungsten Vietnam Co., Ltd.	VIETNAM
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIETNAM	Yes
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	VIETNAM	Yes
Tungsten	Wolfram Bergbau und Hütten AG	AUSTRIA	Yes
Tungsten	Woltech Korea Co., Ltd.	KOREA, REPUBLIC OF
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA	Yes
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA	Yes
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CHINA
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHINA	Yes